Exhibit 4.45

SMX (Security Matters) Public Limited Company

2022 Incentive Equity Plan

RSU AWARD AGREEMENT

SMX (Security Matters) Public Limited Company, a public limited company incorporated in Ireland with registered number 722009, or any successor thereto (the “Company”), pursuant to the terms of the SMX Public Limited Company 2022 Incentive Equity Plan (the “Plan”) and the RSU Award attached to this RSU Award Agreement, hereby grants to the individual named below the right to receive the number of shares of the Company’s Shares on a deferred basis, also as is set forth below. The terms of this RSU Award Agreement are subject to all of the provisions of the Plan and the attached RSU Award, with such provisions being incorporated herein by reference.

1.	Grant Date:	_____________________

2.	Name of Grantee:	_____________________

3.	Number of RSUs:	_____________________ (each Unit representing one Share)

4.	Time Vesting of RSUs:

Vesting Date	No. of Units Vested

5.	Performance Vesting of RSUs: [INSERT IF DESIRED – AND STATE WHETHER BOTH TIME VESTING AND PERFORMANCE VESTING REQUIREMENTS MUST BE MET]

6.	Settlement of Vested RSUs: in [cash][Shares]

7.	Date(s) or Event(s) of Distribution of [cash][Shares] underling Vested RSUs:

A.	Within 60 days following the Vesting Date (with the actual distribution date within such period being determined by the Committee in its sole and absolute discretion).

B.	On [DATE][DATES]

C.	Within 60 days following the first to occur of:

I.	The date of the Grantee’s death.

II.	The date of the Grantee’s Separation from Service

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(with the actual distribution date within such period being determined by the Committee in its sole and absolute discretion).

The Grantee acknowledges receipt of, and understands and agrees to be bound by, all of the terms of this RSU Award Agreement, the attached RSU Award and the Plan, and that the terms thereof supersede any and all other written or oral agreements between the Grantee and the Company regarding the subject matter contained herein.

SMX (Security Matters) PLC:	Grantee:

By:
Title:	Date:
Date:

RESTRICTED STOCK UNIT AWARD

THIS AGREEMENT made as of the grant date set forth in Section 1 of the RSU Award Agreement to which this Agreement is attached (the “Grant Date”) between SMX (Security Matters) Public Limited Company, a public limited company incorporated in Ireland with registered number 722009, or any successor thereto (the “Company”), and the individual identified in Section 2 of the RSU Award Agreement to which this Agreement is attached (the “Grantee”).

W I T N E S S E T H:

WHEREAS, the Company has adopted the SMX Public Limited Company 2022 Incentive Equity Plan (the “Plan”); and

WHEREAS, the Plan’s administrative committee (the “Committee”) has authorized the grant of RSUs to the Grantee as of the date of this Agreement, in order that the Grantee will have a further incentive for remaining with and increasing his or her efforts on behalf of the Company; and

WHEREAS, this Agreement is prepared in conjunction with and under the terms of the Plan, which are incorporated herein and made a part hereof by reference; and

WHEREAS, the Grantee has accepted the grant of RSUs and has agreed to the terms and conditions stated herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Grant of Award. The Company hereby grants to the Grantee as a separate incentive in connection with his or her employment and not in lieu of any salary or other compensation for his services, an award of that number of RSUs (as set forth in Item 3 of the RSU Award Agreement to which this Agreement is attached) on the date hereof, subject to all of the terms and conditions in this Agreement and the Plan. Each grant of RSUs grants to the Grantee the right to receive Shares (at the rate of one Share for each RSU), or, if set forth in the RSU Award Agreement, cash, pursuant to the schedule set forth in Item 7 of the RSU Award Agreement to which this Agreement is attached (but only to the extent such RSUs are then-vested, as set forth in Sections 2, 3, 4 and 5, below).

2. Restrictions on RSUs. Except as otherwise provided in this Agreement, the restrictions on the RSUs shall lapse in such amounts and upon such dates as set forth in Item 4][Items 4 and 5] of the RSU Award Agreement to which this Agreement is attached.

3. Committee Discretion to Accelerate Vesting. The Committee may decide, in its absolute discretion, to accelerate the lapse of any restrictions on the balance, or some lesser portion of the balance, of the RSUs at any time. If so accelerated, such restrictions shall be considered to have lapsed as of the date specified by the Committee.

4. Forfeiture. As of the date of Grantee’s Separation from Service [for any reason] [for any reason other than [death] [Disability][involuntary termination other than for Detrimental Conduct]] the RSUs as to which the restrictions described in Section 2, above, have not lapsed (either by satisfaction of such restrictions or by action of the Committee pursuant to the provisions of Section 3) shall thereupon be forfeited. Furthermore, the Grantee shall forfeit his or her rights to all of the RSUs granted hereunder and in the RSU Award Agreement immediately upon the date he or she engages in any act or omission included in the definition of Detrimental Conduct.

5. Continuous Service Required. The restrictions placed on the RSUs, as described in Section 2 hereof, shall not lapse in accordance with any of the provisions of this Agreement unless the Grantee shall have been in continuous Service from the Grant Date until the date such lapse occurs.

6. Withholding of Taxes. Notwithstanding anything in this Agreement to the contrary, no certificate representing Shares (or book entry representing Shares) may be delivered to the Grantee (or entered into the Company’s books) upon the distribution date(s) set forth in Item 7 of the attached RSU Award Agreement unless and until the Grantee shall have delivered to the Company the minimum statutorily required amount of any federal, state or local income or other taxes which the Company may be required by law to withhold with respect to such Shares. [Pursuant to such procedures as may be established by the Committee in its discretion, and subject to the provisions of the Plan, the Grantee may elect to satisfy any such income tax withholding requirement by having the Company withhold Shares otherwise deliverable to the Grantee or by delivering to the Company previously acquired shares of Shares provided that the Committee, in its discretion, may disallow satisfaction of such withholding by the delivery or withholding of any shares of Shares.]

7. After the Death of the Grantee. Any delivery of Shares to be made to the Grantee under this Agreement shall, if the Grantee is then deceased, be made to the Grantee’s designated beneficiary, or if no such beneficiary survives the Grantee, his estate. Any permitted transferee must furnish the Company with (a) written notice of his status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

8. Reservation of Shares. The Company shall at all times during the term of this Agreement reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Agreement. The Shares deliverable to the Grantee may be either previously authorized but unissued Shares or issued Shares which have been reaquired by the Company.

9. No Rights of Shareholder. Neither the Grantee nor any person claiming under or through the Grantee shall be, or have any of the rights or privileges of, a Shareholder in respect of any Shares deliverable hereunder unless and until [certificates representing such Shares shall have been issued or recorded on the records of the Company or its transfer agents or registrars, and delivered to the Grantee][the issuance of such Shares has been noted in the Company’s appropriate records].

10. Approval of Counsel. The issuance and delivery of Shares pursuant to the Plan shall be subject to approval by the Company’s counsel of all legal matters in connection therewith, including, but not limited to, compliance with the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, and the requirements of any stock exchange or automated trading medium upon which the Shares may then be listed or traded.

11. Limitation of Action. The Grantee and the Company each acknowledge that every right of action accruing to him or it, as the case may be, and arising out of or in connection with this Agreement against the Company, on the one hand, or against the Grantee, on the other hand, shall, irrespective of the place where an action may be brought, cease and be barred by the expiration of three years from the date of the act or omission in respect of which such right of action arises.

12. Benefits of Agreement. This Agreement shall inure to the benefit of the Company, the Grantee and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

13. Severability. In the event that any one or more provisions of this Agreement shall be deemed to be illegal or unenforceable, such illegality or unenforceability shall not affect the validity and enforceability of the remaining legal and enforceable provisions hereof, which shall be construed as if such illegal or unenforceable provision or provisions had not been inserted.

14. Service. Nothing contained in this Agreement shall be construed as (a) a contract of employment between the Grantee and the Company, (b) as a right of the Grantee to be continued in the service of the Company, or (c) as a limitation of the right of the Company to discharge the Grantee at any time, with or without cause (subject to any applicable employment agreement).

15. Definitions. Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

16. Incorporation of Terms of Plan. This Agreement and the RSU Award Agreement to which this Agreement is attached (the “RSU Award Agreement) shall be interpreted under, and subject to, all of the terms and provisions of the Plan, which are incorporated herein by reference. Except as specifically provided herein or if contrary to applicable law, in the event of any inconsistency or inconsistencies between the provisions of this Agreement, the RSU Award Agreement, the Articles of Association of the Company and the Plan, the terms of the foregoing shall control in the following order of priority: the Articles of Association, the Plan, this Agreement and the RSU Award Agreement.

17. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall apply against any party.

18. Other Rules of Construction.

(a) The headings and subheadings set forth in this Agreement are inserted for the convenience of reference only and are to be ignored in any construction of the terms set forth herein.

(b) Wherever applicable, the neuter, feminine or masculine pronoun as used herein shall also include the masculine or feminine, as the case may be. Furthermore, where appropriate, the singular shall refer to the plural and vice versa.

(c) The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection, Section, Schedule, Appendix or Exhibit references are to this Agreement unless otherwise specified.

(d) The term “including” is not limiting and means “including without limitation.”

(e) References in this Agreement to any statute or statutory provisions include a reference to such statute or statutory provisions as from time to time amended, modified, reenacted, extended, consolidated or replaced (whether before or after the date of this Agreement) and to any subordinate legislation made from time to time under such statute or statutory provision.

(f) References to this Agreement or to any other document include a reference to this Agreement or to such other document as varied, amended, modified, novated or supplemented from time to time.

(g) References to “writing” or “written” include any non-transient means of representing or copying words legibly, including by facsimile or electronic mail.

(h) References to “$” are to United States Dollars.

(i) References to “%” are to percent.

BY WAY OF EXECUTION OF THE RSU AWARD AGREEMENT TO WHICH THIS AGREEMENT IS ATTACHED, the Company and the Grantee (and each of their heirs, successors and assigns) agree to be bound by each and every one of the terms set forth in this Agreement.

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